MTS News Release

Exhibit 99.1
MTS Systems Corporation
14000 Technology Drive
Eden Prairie, MN 55344-2290
Telephone 952-937-4000
Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE November 27, 2017

MTS REPORTS FISCAL YEAR 2017 FOURTH QUARTER
AND FULL YEAR FINANCIAL RESULTS
EDEN PRAIRIE, MN - November 27, 2017 - MTS Systems Corporation (Nasdaq: MTSC), a leading global supplier of high-performance test systems and sensors, today reported financial results for its fiscal 2017 fourth quarter and full year ended September 30, 2017.

➢	Record quarterly orders driven by record Test orders of $153 million, up 12% year-over-year

➢	Record annual revenue of $788 million, up 21% year-over-year
➢ Record quarterly Sensors revenue of $77 million, reflecting 12% growth year-over-year

➢	Strengthened gross margin to 38%, an annual increase of 3 percentage points
➢ Solid annual operating cash flow of $72 million, with $109 million of cash on the balance sheet at year-end

"This was a watershed year for MTS as we completed our evolution into a comprehensive 'Test and Measurement' company, having the critical mass, technology leadership and customer service needed to support our customers in key markets and geographies worldwide," stated Dr. Jeff Graves, President and Chief Executive Officer, as he reflected on fiscal year 2017.

Dr. Graves continued, "We are pleased to have substantially completed the integration of PCB in fiscal year 2017, creating a powerful, global industrial Sensors business that will generate exciting growth, profitability and free cash flow for years to come. Our belief in the accelerating demand for industrial sensors worldwide is driven by the rapid implementation of industrial automation, along with relentless demand for the testing of new products on an ever-more challenging schedule for our customers. The impact of these factors drove strong, double-digit growth in Sensors revenue in the fourth quarter, climbing 12% to a record $77 million, reflecting strength across all major geographies and end-markets. We are convinced more than ever that, with the strength of our Sensors product portfolio and the scale to support customers worldwide, this growth trend is sustainable in the years ahead. This is particularly true as the major economies continue to grow, and as our key end markets for industrial automation and the testing of new products in OEM and University laboratories around the world, expand."

"From a Test standpoint, we were also pleased that, as expected, order rates continued to strengthen in the fourth quarter, growing 28% on a sequential-quarter basis, and 12% year-over-year, to a record level of $153 million," Dr. Graves continued. "The improvement in orders has positioned us for future growth as Test backlog has once again climbed to over $300 million at year-end. The record level of Test orders is primarily attributable to customers moving forward with new product investments and recognizing the innovation and value of MTS Test products. Demand remains solid in the U.S. and China for the infrastructure and vehicle test markets, and we continue to see opportunities to provide new testing solutions to meet customer needs. Looking forward, with the growing needs for testing of electric/hybrid vehicles, and the move toward vehicle autonomy, we expect strength, not only in the

MTS News Release

automotive OEM markets, but increasingly in the materials test markets where new light-weight metal and carbon fiber composites are increasingly essential to these new ground and air vehicle designs."

Fiscal 2017 Fourth Quarter Results
Revenue was $201.5 million, down $13.4 million or 6.2 percent, compared to the same quarter in the prior year, driven mainly by a reduced opening backlog in Test. This reduction in starting backlog was the result of two factors, lower order levels in the second half of fiscal year 2016 and the first half of fiscal year 2017, combined with improvements in manufacturing efficiencies which resulted in accelerated build rates throughout the period. As a result of these factors, Test revenue declined 14.6 percent year-over-year. Sensors revenue partially offset the decline in the Test business with an 11.7 percent increase, driven by greater demand in the positional sensors sector and new opportunities in the test sensors sector.

Test orders for the quarter were $153.3 million, a 28.2 percent sequential increase over the third quarter of fiscal 2017 and 11.7 percent higher than the same prior year period. The orders growth was attributable to accelerated quoting rates and deal closure from the Test opportunity pipeline that remains near $1 billion in opportunities over the next 12 months.

During the fourth quarter of fiscal year 2017, we initiated a series of restructuring actions in Test and Sensors to increase organizational effectiveness, gain manufacturing efficiencies and provide cost savings to reinvest in our growth initiatives. The restructuring actions resulted in $3.0 million of additional expense recognized during the quarter. We expect to incur $1.0 million to $3.0 million of additional expense in fiscal year 2018 for these actions already taken.

Earnings before taxes totaled $4.2 million, a decrease of $2.0 million compared to the prior year. The decline was primarily driven by increased interest expense from one-time costs associated with our debt repricing, partially offset by improved gross margins. On July 6, 2017, we completed a repricing of our existing $457 million senior secured term loan B facility to reduce the applicable rate by 100 basis points, which we expect will result in annual interest expense savings of at least $4 million beginning in fiscal year 2018.

Diluted earnings per share on a GAAP basis was $0.29, flat to the prior year. Fiscal year 2017 results include a reduction in the effective tax rate stemming from U.S. R&D tax credits and a more favorable geographic mix of earnings. EPS for the fourth quarter of fiscal year 2017 also includes higher interest expense related to the cost of the debt repricing.

A non-GAAP financial metric that we are tracking this year is our Adjusted EBITDA, as described in the "Non-GAAP
Financial Measures" section, which reached $28.3 million in the fourth quarter of fiscal year 2017, up from $26.7 million in the third quarter of fiscal year 2017, primarily due to the increase in Sensors revenue. A reconciliation of this non-GAAP financial measure to net income, the most directly comparable GAAP financial measure, is provided in Exhibit D of this earnings release.

Fiscal 2017 Full Year Results
Revenue grew $137.8 million, or 21.2 percent, to $788.0 million compared to the prior year. Sensors contributed 22.5 percent to the revenue growth primarily driven by 19.9 percent from the PCB acquisition completed in July 2016 and greater demand in the positional sensors sector, specifically a rebound in the heavy construction market. Test partially offset the revenue growth by 1.3 percent resulting from soft orders in the last half of fiscal year 2016 and first half of fiscal year 2017.

Test orders for the full year were $500.6 million, a 1.8 percent decrease compared to the prior year. The overall decline from the prior year was attributable to customers targeting order placements later in fiscal year 2017, which resulted in consecutive quarterly improvement in orders of 8.8% and 28.2% in the third and fourth quarters, respectively. Test orders grew in the second half of the fiscal year driven by accelerated quoting rates and deal closure from the Test opportunity pipeline that remains near $1 billion in opportunities over the next 12 months. Test ended the year with a backlog of $311.6 million.

MTS News Release

Earnings before taxes totaled $23.0 million, a decrease of $10.5 million compared to the prior year. The decline was driven by $22.3 million of additional interest expense in fiscal year 2017 related to the term loan B debt which was incurred in July 2016 and one-time debt repricing costs incurred in July of fiscal year 2017, and $9.2 million of expense related to the investigation into code of conduct violations in our Test China operations. Partially offsetting these expenses were the contributions from the addition of PCB and growth in Sensors revenue.

Diluted earnings per share on a GAAP basis was $1.31 compared to $1.70 in the prior year. Fiscal year 2017 results include a reduction in the effective tax rate stemming from the impact of additional U.S. tax credits for the prior fiscal years associated with domestic manufacturing, deductible PCB acquisition-related expenses, U.S. R&D tax credits and a more favorable geographic mix of earnings. These tax credits provided a $0.15 benefit to our EPS compared to the same prior year period. EPS for fiscal year 2017 was negatively impacted by 2,958 additional diluted weighted average shares outstanding primarily from the stock and TEU offerings in the third quarter of fiscal year 2016 and higher amortization expense and interest expense related to the PCB acquisition.

Adjusted EBITDA reached $119.8 million in fiscal year 2017, up from $96.4 million in fiscal year 2016, primarily due to the addition of PCB and growth in Sensors revenue. A reconciliation of this non-GAAP financial measure to net income, the most directly comparable GAAP financial measure, is provided in Exhibit D of this earnings release.

Outlook
Looking to our fiscal year 2018, for the Test business, given the highly skewed orders profile in the second half of fiscal year 2017 and custom project backlog weighting, as we enter the new year, we expect to experience flat to slightly declining revenue growth and modest earnings growth for the full year, with the second half expected to perform stronger than the first half of the year. Given the solid outlook for Test demand in the next few years, investments will continue throughout fiscal year 2018, targeted specifically at operational efficiency initiatives and new products.

For our Sensor business, strong demand is anticipated to continue in fiscal year 2018, driven by new products across all major markets and geographies. In addition, with the integration efforts substantially complete, we expect further realization of synergies related to both operational efficiencies and revenue growth, over the next several years. For fiscal year 2018, this combination of positive factors is expected to yield strong top line performance, margin expansion and EBITDA growth for the Sensor business.

Based on these factors, at a full-company level, we are forecasting revenues in the range of $780 million to $820 million and GAAP earnings per share of $2.05 to $2.30 for our fiscal year 2018. This guidance reflects additional restructuring expenses of $1.0 million to $3.0 million for actions initiated in fiscal year 2017. In addition, we are forecasting adjusted EBITDA for the full year to range between $120 million and $140 million. A reconciliation of this non-GAAP measure to net income, the closest GAAP measure, is included in Exhibit E of this earnings release.

Non-GAAP Financial Measures
We believe that disclosing diluted earnings per share excluding the impact from acquisition integration expenses, acquisition inventory fair value adjustment, China investigation expenses, restructuring expenses and acquisition-related expenses is useful to investors as a measure of operating performance. We use this as one measure to monitor and evaluate operating performance. Diluted EPS excluding these items is a financial measure that does not reflect United States Generally Accepted Accounting Principles (GAAP). We calculate this measure by adding back the after-tax effect of the acquisition integration expenses, acquisition inventory fair value adjustment, China investigation expenses, restructuring expenses and acquisition-related expenses to net income and dividing the result by the diluted weighted average shares outstanding.

We believe that disclosing earnings before interest, taxes, depreciation and amortization (EBITDA) and EBITDA excluding the impact from stock-based compensation, acquisition integration expenses, acquisition inventory fair value adjustment, China investigation expenses and restructuring expenses (Adjusted EBITDA) is useful to investors as a measure of leverage and operating performance. We use these measures to monitor and evaluate leverage and operating performance. EBITDA and Adjusted EBITDA are financial measures that do not reflect GAAP. We calculate EBITDA by adding back interest, taxes, depreciation and amortization expense to net income.

MTS News Release

Adjusted EBITDA is calculated by adding back stock-based compensation, acquisition integration expenses, acquisition inventory fair value adjustment, China investigation expenses and restructuring expenses to EBITDA.

Investors should consider these non-GAAP financial measures in addition to, not as a substitute for or better than, financial measures prepared in accordance with GAAP. Reconciliations of the components of these measures to the most directly comparable GAAP financial measures are included in Exhibits B, C, D and E of this earnings release.

Fourth Quarter Conference Call
A conference call will be held on November 28, 2017 at 10:00 a.m. ET (9:00 a.m. CT). Call toll free +1-888-572-7034 (international toll +1-719-457-6931) and reference the conference pass code "6178330". Telephone replay will be available at 1:00 p.m. ET following the call until 1:00 p.m. ET, December 5, 2017. Call toll free +1-888-203-1112 (international toll +1-719-457-0820) and reference the conference pass code "6178330". A transcript of the call can also be accessed from the MTS website at http://investor.mts.com beginning on November 29, 2017.

About MTS Systems Corporation
MTS Systems Corporation’s testing hardware, software and services solutions help customers accelerate and improve their design, development and manufacturing processes and are used for determining the mechanical behavior of materials, products and structures. MTS’s high-performance sensors provide controls for a variety of applications measuring motion, pressure, position, force and sound. MTS had 3,500 employees as of September 30, 2017 and revenue of $788 million for the fiscal year ended September 30, 2017. Additional information on MTS can be found at www.mts.com.

This release contains "forward-looking statements" made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. Statements made under the heading "Outlook" are forward-looking statements, and words such as "may," "will," "should," "expects," "intends," "projects," "plans," "believes," "estimates," "targets," "anticipates," and similar expressions identify forward-looking statements in other parts of the release. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions, statements about the expected benefits of the PCB acquisition and other statements that are not historical facts. These statements are based on MTS’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Risks, uncertainties and assumptions that could cause MTS’s actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those described in the "Risk Factors" section of MTS’s most recent Form 10-K filed with the Securities and Exchange Commission ("SEC") and updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC. The reports referenced above are available on MTS’s website at www.mts.com or on the SEC’s website at www.sec.gov. Forward-looking statements speak only as of the date on which statements are made, and MTS undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events or circumstances.

Investor Relations Contact
Brian Ross
Senior Vice President and Chief Financial Officer
(952) 937-4000

MTS News Release

MTS SYSTEMS CORPORATION
Condensed Consolidated Statements of Income
(unaudited - in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 30, 2017	October 1, 2016	September 30, 2017	October 1, 2016

Revenue	$201,488	$214,848	$787,955	$650,147
Cost of sales	127,086	139,212	485,677	418,743
Gross profit	74,402	75,636	302,278	231,404
Gross margin	36.9%	35.2%	38.4%	35.6%

Operating expenses
Selling, general and administrative	53,192	53,442	212,451	164,305
Research and development	8,701	8,092	34,999	25,336
Total operating expenses	61,893	61,534	247,450	189,641

Income from operations	12,509	14,102	54,828	41,763
Operating margin	6.2%	6.6%	7.0%	6.4%

Interest expense, net	(8,412)	(7,656)	(30,821)	(8,489)
Other income (expense), net	90	(227)	(996)	238

Income before income taxes	4,187	6,219	23,011	33,512
Income tax provision (benefit)	(1,383)	647	(2,073)	6,018
Net income	$5,570	$5,572	$25,084	$27,494

Earnings per share
Basic
Earnings per share	$0.29	$0.29	$1.32	$1.72
Weighted average common shares outstanding	19,122	18,957	19,040	16,027

Diluted
Earnings per share	$0.29	$0.29	$1.31	$1.70
Weighted average common shares outstanding	19,222	19,225	19,137	16,179

MTS News Release

MTS SYSTEMS CORPORATION
Condensed Consolidated Balance Sheets
(unaudited - in thousands)

	September 30, 2017	October 1, 2016
ASSETS

Current assets
Cash and cash equivalents	$108,733	$84,780
Accounts receivable, net	123,994	133,500
Unbilled accounts receivable	76,914	76,626
Inventories, net	127,728	132,566
Other current assets	19,880	12,793
Total current assets	457,249	440,265

Property and equipment, net	99,930	100,789

Goodwill	369,762	369,700
Intangible assets, net	255,079	266,789
Other long-term assets	7,672	10,477
Total assets	$1,189,692	$1,188,020

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Current maturities of long-term debt, net	$39,095	$9,850
Accounts payable	47,515	46,383
Advance payments from customers	76,712	72,728
Other accrued liabilities	84,067	87,160
Total current liabilities	247,389	216,121

Long-term debt, less current maturities	418,544	455,001
Other long-term liabilities	94,982	111,638
Total liabilities	760,915	782,760

Shareholders' equity
Common stock, $0.25 par; 64,000 shares authorized:
17,760 and 16,660 shares issued and outstanding as
of September 30, 2017 and October 1, 2016, respectively	4,440	4,165
Additional paid-in capital	163,632	154,879
Retained earnings	261,258	256,589
Accumulated other comprehensive income (loss)	(553)	(10,373)
Total shareholders' equity	428,777	405,260
Total liabilities and shareholders' equity	$1,189,692	$1,188,020

MTS News Release

Exhibit A
MTS SYSTEMS CORPORATION
Segment Financial Information
(unaudited - in thousands)

	Three Months Ended
	September 30, 2017	October 1, 2016	% Variance
Test Segment
Revenue	$124,762	$146,146	(15)%
Cost of sales	88,217	96,033	(8)%
Gross profit	36,545	50,113	(27)%
Gross margin	29.3%	34.3%

Operating expenses	34,715	32,238	8%

Income from operations	$1,830	$17,875	(90)%

Sensors Segment
Revenue	$76,726	$68,702	12%
Cost of sales	38,869	43,179	(10)%
Gross profit	37,857	25,523	48%
Gross margin	49.3%	37.2%

Operating expenses	27,178	29,296	(7)%

Income (loss) from operations	$10,679	$(3,773)	383%

Total Company
Revenue	$201,488	$214,848	(6)%
Cost of sales	127,086	139,212	(9)%
Gross profit	74,402	75,636	(2)%
Gross margin	36.9%	35.2%

Operating expenses	61,893	61,534	1%

Income from operations	$12,509	$14,102	(11)%

MTS News Release

Exhibit B
MTS SYSTEMS CORPORATION
Reconciliation of Earnings Per Share Excluding
Acquisition Integration, China Investigation and Restructuring Expenses
(unaudited - in thousands, except per share data)

	Three Months Ended
	September 30, 2017
	Pre-Tax	Tax	Net
Net income	$4,187	$(1,383)	$5,570
Acquisition integration expenses[1]	622	127	495
China investigation expenses[1]	229	57	172
Restructuring expenses[2]	3,043	737	2,306
Adjusted net income[3]	$8,081	$(462)	$8,543

Weighted average diluted common shares outstanding			19,222

Diluted earnings per share	$0.22	$(0.07)	$0.29
Impact of acquisition integration expenses[1]	0.03	0.01	0.02
Impact of China investigation expenses[1]	0.01	—	0.01
Impact of restructuring expenses[2]	0.16	0.04	0.12
Adjusted diluted earnings per share[3]	$0.42	$(0.02)	$0.44

1 In determining the tax impact of acquisition integration expenses and China investigation expenses, we applied a U.S. effective income tax rate before discrete items to these expenses.

2 In determining the tax impact of restructuring expenses, we applied the statutory rate in effect for each jurisdiction where restructuring expenses were incurred.

[3] Denotes non-GAAP financial measures.

MTS News Release

Exhibit C
MTS SYSTEMS CORPORATION
Reconciliation of Earnings Per Share Excluding Acquisition Integration,
Acquisition Inventory Fair Value Adjustment, China Investigation, Restructuring and Acquisition-Related Expenses
(unaudited - in thousands, except per share data)

	Twelve Months Ended
	September 30, 2017
	Pre-Tax	Tax	Net
Net income	$23,011	$(2,073)	$25,084
Acquisition integration expenses[1]	3,577	918	2,659
Acquisition inventory fair value adjustment[1]	7,975	2,066	5,909
China investigation expenses[1]	9,209	2,460	6,749
Restructuring expenses[2]	4,079	1,099	2,980
Acquisition-related expenses[1]	—	814	(814)
Adjusted net income[3]	$47,851	$5,284	$42,567

Weighted average diluted common shares outstanding			19,137

Diluted earnings per share	$1.20	$(0.11)	$1.31
Impact of acquisition integration expenses[1]	0.19	0.05	0.14
Impact of acquisition inventory fair value adjustment[1]	0.42	0.11	0.31
Impact of China investigation expenses[1]	0.48	0.13	0.35
Impact of restructuring expenses[2]	0.21	0.06	0.15
Impact of acquisition-related expenses[1]	—	0.04	(0.04)
Adjusted diluted earnings per share[3]	$2.50	$0.28	$2.22

1  In determining the tax impact of acquisition integration expenses, acquisition inventory fair value adjustment, China investigation expenses and acquisition-related expenses, we applied a U.S. effective income tax rate before discrete items to these expenses.

2 In determining the tax impact of restructuring expenses, we applied the statutory rate in effect for each jurisdiction where restructuring expenses were incurred.

[3] Denotes non-GAAP financial measures.

MTS News Release

Exhibit D
MTS SYSTEMS CORPORATION
Reconciliation of EBITDA and Adjusted EBITDA to Net Income
(unaudited - in thousands)

	Three Months Ended	Twelve Months Ended

	September 30, 2017	September 30, 2017
Net income	$5,570	$25,084
Income tax provision (benefit)	(1,383)	(2,073)
Interest expense, net	8,412	30,821
Depreciation and amortization	10,093	35,523
EBITDA[1]	22,692	89,355

Stock-based compensation	1,675	5,600
Acquisition integration expenses	622	3,577
Acquisition inventory fair value adjustment	—	7,975
China investigation expenses	229	9,209
Restructuring expenses	3,043	4,079
Adjusted EBITDA[1]	$28,261	$119,795

[1] Denotes non-GAAP financial measures.

MTS News Release

Exhibit E
MTS SYSTEMS CORPORATION
Reconciliation of EBITDA and Adjusted EBITDA to Net Income - Outlook
(unaudited - in thousands)

	Twelve Months Ending

	September 29, 2018
	Low	High
Net income	$39,500	$44,300
Income tax provision (benefit)	10,500	15,000
Interest expense, net	25,500	28,500
Depreciation and amortization	36,000	38,000
EBITDA[1]	111,500	125,800

Stock-based compensation and non-recurring expenses[2]	8,500	14,200
Adjusted EBITDA[1]	$120,000	$140,000

[1] Denotes non-GAAP financial measures.

[2] Includes pre-tax forecast expenses for stock-based compensation and restructuring.